Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Gardner Denver, Inc. for the registration of its 8% Senior Subordinated Notes and to the incorporation by reference therein of our report dated March 10, 2005, with respect to the consolidated financial statements of Thomas Industries Inc., included in the Form 8-K/A of Gardner Denver, Inc. dated September 19, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

September 16, 2005